Exhibit 99.1

FOR IMMEDIATE RELEASE

SmartStop Self Storage REIT, Inc. Closes Acquisition of Strategic

Storage Trust IV, Inc. in $380 Million All-Stock Transaction

LADERA RANCH, Calif. – March 17, 2021 – SmartStop Self Storage REIT, Inc. (“SmartStop”) and Strategic Storage Trust IV, Inc. (“SST IV”) announced today that the companies have closed the previously announced merger, in which SST IV merged into a subsidiary of SmartStop (the “Merger”), in an all-stock transaction with a value of approximately $380 million. The Merger positions the combined company to achieve further economies of scale and drive incremental growth as it takes advantage of the benefits of a larger aggregate portfolio.

As a result of the Merger, SmartStop acquired all of the real estate owned by SST IV, consisting of 24 wholly-owned self storage facilities located across nine states and six joint venture properties located in the Greater Toronto Area. The total SST IV portfolio, including joint venture property estimates at completion of development, represents approximately 22,500 self storage units and 2.6 million net rentable square feet. The resulting consolidated portfolio consists of 136 wholly-owned properties and six joint venture properties with a combined gross book value of approximately $1.5 billion of self storage assets.

“We are thrilled to announce the closing of this transformational deal for both SmartStop and SST IV shareholders,” said H. Michael Schwartz, Founder and Executive Chairman of SmartStop. “This merger allows us to recognize expense efficiencies and reduce borrowing costs, among other benefits, which better positions the combined company to execute on future growth plans. We’ve recognized some of these potential cost savings already, as we simultaneously closed a new $500 million credit facility, which was primarily used to refinance existing debt of both SmartStop and SST IV at significantly more attractive rates. With the power of the SmartStop® Self Storage platform and the tremendous team behind it, we believe the combined company will generate strong future risk-adjusted returns for our shareholders.”

Robert A. Stanger & Company, Inc. served as financial advisor and Venable LLP served as legal counsel to the SmartStop special committee, while Nelson Mullins Riley & Scarborough LLP served as legal counsel to SmartStop. KeyBanc Capital Markets Inc. served as financial advisor and Bass, Berry & Sims PLC served as legal counsel to the SST IV special committee.

About SmartStop Self Storage REIT, Inc. (SmartStop)

SmartStop is a self-managed REIT with a fully integrated operations team of approximately 400 self storage professionals focused on growing the SmartStop® Self Storage brand. SmartStop, through its indirect subsidiary SmartStop REIT Advisors, LLC, also sponsors other self storage programs. SmartStop is the tenth-largest self storage company in the U.S., with approximately $1.7 billion of real estate assets under management, including an owned and managed portfolio of 152 properties in 19 states and Toronto, Canada and comprising approximately 103,000 units and 11.6 million rentable square feet. SmartStop and its affiliates own or manage 16 operating self storage properties in the Greater Toronto Area, which total approximately 13,300 units and 1.4 million rentable square feet. Additional information regarding SmartStop is available at www.smartstopselfstorage.com.

Contact:

David Corak

VP of Corporate Finance

SmartStop Self Storage REIT, Inc.

949-429-6600

dcorak@smartstop.com